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                                                             EXHIBIT 23.2

                  [HAWTHORN, WAYMOUTH & CARROLL LETTERHEAD]

                                December 3, 2002

                     INDEPENDENT AUDITOR'S REPORT AND CONSENT

The Board of Directors
H&E Equipment Services L.L.C.

       The audit referred to in our report on the consolidated financial statements of H&E Equipment Services L.L.C. (the "Company", formerly Gulf Wide Industries, L.L.C.) dated February 21, 2001, included the related financial statement schedule as of December 31, 2000 and 1999, and for the years then ended, is included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

       We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                                Yours truly,

/s/ Hawthorn, Waymouth & Carroll, L.L.P.

Baton Rouge, Louisiana